Exhibit to Accompany
Item 77K
Form N-SAR
Wildermuth Endowment Strategy Fund


Change in the Independent Registered Public
Accounting Firm


On April 21, 2018, the Board of Trustees of the Wildermuth
Endowment Strategy Fund (the Fund), approved RSM US, LLP
(RSM), as the Funds independent registered public accounting firm for the Funds fiscal year ended December 31, 2017. BBD
LLP (BBD), served as the independent registered public accounting firm for the Fund until February 28, 2018, on which date BBD terminated its engagement. BBDs report on the Funds financial statements for the years ended December 31, 2015 and December 31, 2016 did not contain adverse opinions or disclaimers of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements during the Funds two most recent fiscal years with BBD on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BBD, would have caused it to make reference to the subject matter of the disagreements in connection to its report. There were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K, during this same period. The Fund has requested that BBD furnish it with a letter addressed to the Securities and Exchange Commission stating whether or not it agrees with the above statements. A copy of this letter is being filed as an exhibit to this Form N-SAR.